Exhibit 23.1

[Rotenberg & Co., LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 9, 2006 included herein with respect to the balance sheet of Renhuang Pharmaceuticals, Inc. (fka Anza Capital, Inc.) as of April 30, 2006, and the related statements of income, stockholders' equity, and cash flows for the year ended April 30, 2006 appearing in the April 30, 2006 First Amended Annual Report on Form 10-K/A for Renhuang Pharmaceuticals, Inc.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Rochester, New York
February 22, 2007